                                                                    EXHIBIT 2.3


                                                                 EXECUTION COPY





                            ASSET PURCHASE AGREEMENT


                         DATED AS OF SEPTEMBER 30, 1997


                                    BETWEEN


                    IT NETWORK, INC. AND SOURCE MEDIA, INC.


                                      AND


                            VOICE NEWS NETWORK, INC.

                               TABLE OF CONTENTS


                                                                            Page

ARTICLE
     DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

1.1.  Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1


ARTICLE II

     PURCHASE AND SALE  . . . . . . . . . . . . . . . . . . . . . . . . . . .  5

2.1.  Purchased Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
2.2.  Excluded Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
2.3.  Assumed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . .  6
2.4.  Excluded Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . .  7


ARTICLE III

     PURCHASE PRICE   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7

3.1.  Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
3.2.  Allocation of Purchase Price  . . . . . . . . . . . . . . . . . . . . .  8


ARTICLE IV

     CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8

4.1.   Closing Date   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
4.2.   Deposit of Shares Upon Execution of Agreement;
       Payment of Purchase Price on the Closing Date  . . . . . . . . . . . .  8
4.3.   Buyer's Additional Deliveries  . . . . . . . . . . . . . . . . . . . .  9
4.4.   Seller's Deliveries  . . . . . . . . . . . . . . . . . . . . . . . . .  9
4.5.   Deposit Shares   . . . . . . . . . . . . . . . . . . . . . . . . . . . 10


ARTICLE V

       REPRESENTATIONS AND WARRANTIES OF SELLER   . . . . . . . . . . . . . . 11

5.1.  Organization of Seller  . . . . . . . . . . . . . . . . . . . . . . . . 11
5.2.  Authority of Seller . . . . . . . . . . . . . . . . . . . . . . . . . . 12
5.3.  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
5.4.  Availability of Assets  . . . . . . . . . . . . . . . . . . . . . . . . 13
5.5.  Governmental Permits  . . . . . . . . . . . . . . . . . . . . . . . . . 13
5.6.  Personal Property . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
5.7.  Title to Purchased Assets . . . . . . . . . . . . . . . . . . . . . . . 13
5.8.  Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . 14
5.9.  Employee Relations  . . . . . . . . . . . . . . . . . . . . . . . . . . 14
5.10. Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
5.11. Status of Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . 15
5.12. No Violation, Litigation or Regulatory Action . . . . . . . . . . . . . 15
5.13. Software  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
5.14. No Finder . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
5.15. Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . 16


ARTICLE VI

     REPRESENTATIONS AND WARRANTIES OF BUYER  . . . . . . . . . . . . . . . . 16

6.1.  Organization of Buyer . . . . . . . . . . . . . . . . . . . . . . . . . 16
6.2.  Authority of Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . 17
6.3.  No Finder . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
6.4.  Regulatory Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . 17


ARTICLE VII

     ACTION PRIOR TO THE CLOSING DATE   . . . . . . . . . . . . . . . . . . . 18

7.1.  Investigation of Seller by Buyer  . . . . . . . . . . . . . . . . . . . 18
7.2.  Preserve Accuracy of Representations and Warranties . . . . . . . . . . 18
7.3.  Operations Prior to the Closing Date  . . . . . . . . . . . . . . . . . 19
7.4.  Notification by Seller of Certain Matters . . . . . . . . . . . . . . . 19
7.5.  Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . 19


ARTICLE VIII

     ADDITIONAL AGREEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . 20

8.1.  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
8.2.  Discharge of VNN Business Liabilities . . . . . . . . . . . . . . . . . 21
8.3.  VNN Business Employees  . . . . . . . . . . . . . . . . . . . . . . . . 21

8.4. [Intentionally Reserved] . . . . . . . . . . . . . . . . . . . . . . . . 21
8.5.  Contract Cancellations and Expirations  . . . . . . . . . . . . . . . . 22

ARTICLE IX

     CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER   . . . . . . . . . . . . . 22

9.1.  No Misrepresentation or Breach of Covenants
      and Warranties. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
9.2.  No Restraint or Litigation  . . . . . . . . . . . . . . . . . . . . . . 23


ARTICLE X

     CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER  . . . . . . . . . . . . . 23

10.1.  No Misrepresentation or Breach of Covenants
       and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
10.2.  No Restraint or Litigation . . . . . . . . . . . . . . . . . . . . . . 23


ARTICLE XI  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24

     INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24

11.1.  Indemnification by Seller  . . . . . . . . . . . . . . . . . . . . . . 24
11.2.  Indemnification by Buyer . . . . . . . . . . . . . . . . . . . . . . . 25
11.3.  Notice of Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
11.4.  Third Person Claims  . . . . . . . . . . . . . . . . . . . . . . . . . 26


ARTICLE XII

     TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28

12.1.  Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
12.2.  Notice of Termination  . . . . . . . . . . . . . . . . . . . . . . . . 28
12.3.  Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . 28


ARTICLE XIII

GENERAL PROVISIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28

13.1.  Survival of Obligations  . . . . . . . . . . . . . . . . . . . . . . . 28
13.2.  Confidential Nature of Information . . . . . . . . . . . . . . . . . . 29
13.3.  No Public Announcement . . . . . . . . . . . . . . . . . . . . . . . . 29
13.4.  Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
13.5.  Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . 31
13.6.  Entire Agreement; Amendments . . . . . . . . . . . . . . . . . . . . . 31
13.7.  Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
13.8.  Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
13.9.  Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
13.10. Partial Invalidity . . . . . . . . . . . . . . . . . . . . . . . . . . 32
13.11. Execution in Counterparts  . . . . . . . . . . . . . . . . . . . . . . 32
13.12. Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . 32
13.13. Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33





SCHEDULES

Schedule 3.2  -  Allocation of Purchase Price
Schedule 5.2  -  Authority of Seller
Schedule 5.4  -  Availability of Assets
Schedule 5.6  -  Personal Property
Schedule 5.10 -  Contracts
Schedule 5.11 -  Status of Contracts
Schedule 5.12 -  No Violation, Litigation or Regulatory Action
Schedule 5.13 -  Software


EXHIBITS

Exhibit A - Instrument of Assignment
Exhibit B - Instrument of Assumption
Exhibit C - Transition Services Agreement
Exhibit D - Tribune Guaranty
Exhibit E - Registration Rights Agreement

                            ASSET PURCHASE AGREEMENT



              ASSET PURCHASE AGREEMENT, dated as of September 30, 1997, between IT Network, Inc., a Texas corporation ("Buyer") and Source Media, Inc., a Delaware corporation and parent of Buyer ("Source"), and Voice News Network, Inc., a Delaware corporation ("Seller").


                              W I T N E S S E T H:

              WHEREAS, Seller is engaged in the business of providing interactive telephone services through its Voice News Network business (the "VNN Business");

              WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller certain assets utilized in connection with the VNN Business, all on the terms and subject to the conditions set forth herein;

              NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, it is hereby agreed between Seller and Buyer as follows:


                                   ARTICLE I

                                  DEFINITIONS

              1.1. DEFINITIONS. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms. Any agreement referred to below shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

              "AFFILIATE" means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

              "ASSUMED LIABILITIES" has the meaning specified in Section 2.3.

              "BUYER" has the meaning specified in the first paragraph of this Agreement.

              "BUYER ANCILLARY AGREEMENTS" means all agreements, instruments and documents being or to be executed and delivered by Buyer under this Agreement or in connection herewith.

              "BUYER GROUP MEMBER" means Buyer and its Affiliates and their respective successors and assigns.

              "CLAIM NOTICE" has the meaning specified in Section 11.3(a).

              "CLOSING" means the closing of the transfer of the Purchased Assets from Seller to Buyer.

              "CLOSING DATE" has the meaning specified in Section 4.1.

              "COMMON STOCK CLOSING PRICE" has the meaning specified in Section 4.2.

              "COURT ORDER" means any judgment, order, award or decree of any foreign, federal, state, local or other court or tribunal and any award in any arbitration proceeding.

              "CUSTOMER LIST" has the meaning specified in Section 2.1(e).

              "DEPOSIT SHARES" has the meaning specified in Section 4.2.

              "ENCUMBRANCE" means any lien, claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title, covenant or other title restrictions of any kind.

              "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

              "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

              "EXCLUDED ASSETS" has the meaning specified in Section 2.2.

              "EXCLUDED LIABILITIES" has the meaning specified in Section 2.4.

              "EXPENSES" means any and all reasonable expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified hereunder (including, without limitation, court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals).

              "FINANCIAL STATEMENTS" has the meaning specified in Section 7.5.

              "GOVERNMENTAL BODY" means any foreign, federal, state, local or other governmental authority or regulatory body.

              "GOVERNMENTAL PERMITS" has the meaning specified in Section 5.5.

              "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

              "INSTRUMENT OF ASSIGNMENT" means the Instrument of Assignment in the form of Exhibit A.

              "INSTRUMENT OF ASSUMPTION" means the Instrument of Assumption in the form of Exhibit B.

              "LOSSES" means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, deficiencies or other charges.

              "PERMITTED ENCUMBRANCES" means (a) liens for taxes and other governmental charges and assessments which are not yet due and payable, (b) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable and (c) other liens or imperfections on property which are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such lien or imperfection.

              "PERSON" means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or Governmental Body.

              "PURCHASE PRICE" has the meaning specified in Section 3.1.

              "PURCHASED ASSETS" has the meaning specified in Section 2.1.

              "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement in the form of Exhibit E.

              "REQUIREMENTS OF LAWS" means any foreign, federal, state and local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body or common law.

              "SELLER" has the meaning specified in the first paragraph of this Agreement.

              "SELLER AGREEMENTS" has the meaning specified in Section 5.11.

              "SELLER ANCILLARY AGREEMENTS" means all agreements, instruments and documents being or to be executed and delivered by Seller under this Agreement or in connection herewith.

              "SELLER GROUP MEMBER" means Seller and its Affiliates and their respective successors and assigns.

              "SELLER PLAN" has the meaning specified in Section 5.8(b).

              "SOFTWARE" means computer software programs and software systems, including, without limitation, all databases, compilations, tool sets, compilers, decompilers, higher level or "proprietary" languages and related documentation and materials, whether in source code, object code or human readable form.

              "TAX" means any federal, state, local or foreign net income, alternative or add-on minimum, gross income, gross receipts, property, sales, use, transfer, gains, license, excise, employment, payroll, withholding or minimum tax, or any other tax custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Body.

              "TAX RETURN" means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

              "TRANSITION SERVICES AGREEMENT" means the Transition Services Agreement in the form of Exhibit C.

              "TRIBUNE GUARANTY" means the Guaranty executed by Tribune Media Services, Inc., for the benefit of Buyer, in the form of Exhibit D.

              "VNN BUSINESS" has the meaning specified in the first recital to this Agreement.


                                   ARTICLE II

                               PURCHASE AND SALE

              2.1. PURCHASED ASSETS. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Seller shall sell, transfer, assign, convey and deliver to Buyer, and

Buyer shall purchase from Seller, free and clear of all Encumbrances (except for Permitted Encumbrances), all right, title and interest of Seller in, to and under the following assets of Seller related to the VNN Business as the same shall exist on the Closing Date (herein collectively called the "Purchased Assets"):

              (a) all of the Seller's goodwill relating to the VNN Business as a going concern;

              (b)  the equipment listed in Schedule 5.6;

              (c) the contracts, agreements or understandings listed or described in Schedule 5.10;

              (d)    the Software listed in Schedule 5.13;

              (e) all mailing, subscription, customer, client or distribution lists directly relating to the VNN Business (the "Customer List");

              (f) all registered and unregistered trademarks, trade names, service marks, copyrights and licenses directly relating to the VNN Business, and all applications, renewals and extensions thereof, including those containing the words "Voice News Network" or any derivation thereof; and

              (g) all books and records (including all data and other information stored on discs, tapes or other media) of Seller specifically relating to the Purchased Assets.

              2.2. EXCLUDED ASSETS. Notwithstanding the provisions of Section 2.1, the Purchased Assets shall not include the following (herein referred to as the "Excluded Assets"):

              (a) any cash, cash equivalents, accounts receivable, bank deposits, certificates of deposit, commercial paper, treasury notes or other marketable securities of Seller;

              (b) the names "Tribune Company," "Tribune Media Services" or "Tribune" or any related or similar trade names, trademarks, service marks or logos of Seller or its

       Affiliates (other than the trade names, trademarks and service marks included in the Purchased Assets);

              (c) all of Seller's rights, claims or causes of action against third parties relating to the Purchased Assets and/or the VNN Business arising out of transactions occurring prior to the Closing Date;

              (d) all of Seller's rights, claims or causes of action against third parties relating to the Purchased Assets and/or the VNN Business which may arise in connection with the discharge by Seller of the Excluded Liabilities;

              (e)  all contracts of insurance relating to the Purchased Assets;
       and

              (f) any assets of Seller which do not relate exclusively to the VNN Business.

              2.3. ASSUMED LIABILITIES. On the Closing Date, Buyer shall deliver to Seller the Instrument of Assumption pursuant to which Buyer shall assume and agree to discharge the following obligations and liabilities of Seller in accordance with their respective terms and subject to the respective conditions thereof:

              (a) all liabilities and obligations accruing and relating to periods beginning on or after the Closing Date under the Seller Agreements;

              (b) all liabilities in respect of Taxes for which Buyer is liable pursuant to Section 8.1; and

              (c) all costs, fees and expenses incurred by Seller or any affiliate of Seller in respect of any audit of the VNN Business requested by Buyer.

All of the foregoing liabilities and obligations to be assumed by Buyer hereunder (excluding any Excluded Liabilities) are referred to herein as the "Assumed Liabilities."

              2.4. EXCLUDED LIABILITIES. Buyer shall not assume or be obligated to pay, perform or otherwise discharge any liability or obligation of Seller, direct or indirect, known or unknown, absolute or contingent, not expressly assumed by Buyer pursuant to the Instrument of Assumption (all such liabilities and obligations not being assumed being herein called the "Excluded Liabilities") and, notwithstanding anything to the contrary in Section 2.3, none of the following shall be Assumed Liabilities for purposes of this
Agreement:

              (a) all liabilities and obligations accruing prior to the Closing Date under the Seller Agreements;

              (b) any liabilities in respect of Taxes for which Seller is liable pursuant to Section 8.1;

              (c) any intercompany payables and other liabilities or obligations of the VNN Business to Seller or any of its Affiliates;

              (d) any costs and expenses incurred by Seller incident to its negotiation and preparation of this Agreement and its performance and compliance with the agreements and conditions contained herein;

              (e) any liabilities or obligations in respect of any Excluded Assets; and

              (f) any liabilities in respect of the claims or proceedings described in Schedule 5.12.


                                  ARTICLE III

                                 PURCHASE PRICE

              3.1. PURCHASE PRICE. The purchase price for the Purchased Assets (the "Purchase Price") shall be equal to $9,000,000 in cash.

              3.2. ALLOCATION OF PURCHASE PRICE. Buyer and Seller agree that the Purchase Price plus Assumed Liabilities (to the extent treated as part of Buyer's purchase price for federal or state income tax purposes) shall be allocated to the Purchased Assets in accordance with Schedule 3.2. The parties hereto acknowledge that the allocation was determined pursuant to arm's length bargaining between the parties regarding the fair market values of the Purchased Assets in accordance with Section 1060 of the Internal Revenue Code of 1986. Buyer and Seller shall report (including with respect to the filing of Form 8594 to the Internal Revenue Service) the sale and purchase of the Purchased Assets for all income tax purposes in a manner consistent with such allocation and will not, in connection with the filing of such returns, make any allocation of the Purchase Price and Assumed Liabilities which is contrary to the allocation.


                                   ARTICLE IV

                                    CLOSING

              4.1. CLOSING DATE. The Closing shall be consummated at 10:00 A.M., local time, on the 60th calendar day after the date of this Agreement, or
(i) such earlier date as may be specified by Buyer or (ii)such other date as may be agreed to by Buyer and Seller, in either case after the conditions set forth in Articles IX and X have been satisfied, at the offices of Sidley & Austin at One First National Plaza, Chicago, Illinois 60603, or at such other place or at such other time as shall be agreed by Buyer and Seller. The time and date on which the Closing is actually held are sometimes referred to herein as the "Closing Date."

              4.2. DEPOSIT OF SHARES UPON EXECUTION OF AGREEMENT; PAYMENT OF PURCHASE PRICE ON THE CLOSING DATE. Upon the execution and delivery of this Agreement, Source will (i) issue and deliver to Seller an amount of unregistered shares of its common stock, par value $.001 per share ("Common Stock"), equal to $2,000,000 divided by the closing price per share (the "Common Stock Closing Price") of the Common Stock on the last trading day prior to execution of this Agreement (the "Deposit Shares") and (ii) execute and deliver to Seller the Registration Rights Agreement. For example, if the Common Stock Closing Price were

$10.00, then the number of shares of Common Stock issued and delivered to Seller or its assigns would be 200,000. At Closing (i) Buyer shall pay to Seller $9,000,000 in cash by wire transfer to the account specified by Seller at least two business days prior to the Closing Date in satisfaction of the of the Purchase Price and (ii) Seller shall return the Deposit Shares and the Registration Rights Agreement to Buyer.

              4.3. BUYER'S ADDITIONAL DELIVERIES. At Closing Buyer shall deliver to Seller all the following:

              (a) Copies of Buyer's Certificate of Incorporation certified as of a recent date by the Secretary of State of the State of Texas;

              (b) Certificate of good standing of Buyer issued as of a recent date by the Secretary of State of the State of Texas;

              (c) Certificate of the secretary or an assistant secretary of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Seller, as to (i) no amendments to the Certificate of Incorporation of Buyer since a specified date; (ii) the By-laws of Buyer; (iii) the resolutions of the Board of Directors of Buyer authorizing the execution and performance of this Agreement and the transactions contemplated hereby; and (iv) incumbency and signatures of the officers of Buyer executing this Agreement and any Buyer Ancillary Agreement;

              (d)    The Instrument of Assumption duly executed by     Buyer;
and

              (e)  The Transition Services Agreement duly executed by Buyer.

              4.4. SELLER'S DELIVERIES. At Closing Seller shall deliver to Buyer, or cause to be delivered to Buyer, all the following:

              (a) Copies of the Certificate of Incorporation of Seller certified as of a recent date by the Secretary of State of the State of Delaware;

              (b) Certificate of good standing of Seller issued as of a recent date by the Secretary of State of the State of Delaware;

              (c) Certificate of the secretary or an assistant secretary of Seller, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to (i) no amendments to the Certificate of Incorporation of Seller since a specified date; (ii) the By-laws of Seller; (iii) the resolutions of the Board of Directors of Seller authorizing the execution and performance of this Agreement and the transactions contemplated hereby; and (iv) incumbency and signatures of the officers of Seller executing this Agreement and any Seller Ancillary Agreement;

              (d)  The Instrument of Assignment duly executed by Seller;

              (e) All consents, waivers or approvals obtained by Seller which are necessary to transfer the Purchased Assets, except to the extent that failure to obtain any such consent, waiver or approval would not have a material adverse effect on the VNN Business;

              (f)  The Transition Services Agreement duly executed by Seller;

              (g)    The Tribune Guaranty;

              (h) Such other bills of sale, assignments and other instruments of transfer or conveyance as Buyer may reasonably request or as may be otherwise necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to Buyer; and

              (i)    The Customer List.

              4.5. DEPOSIT SHARES. (a) In the event that the transaction contemplated hereby shall fail to close by reason of any of the conditions set forth in Article X hereof not being satisfied or due to the termination of this Agreement by Seller pursuant to Section 12.1(b) or 12.1(d), Seller as its sole and exclusive remedy (at law or in equity) shall be entitled to retain the Deposit Shares (and with respect thereto Seller shall further be entitled to all rights under the Registration Rights Agreement, including, but not limited to, Section 6 thereof) as payment of liquidated damages for such failure to close or such termination; provided, that, (i) in the event that the transaction contemplated hereby shall fail to close due to the failure of Seller to satisfy the condition set forth in Section 9.1 or shall be terminated by Buyer in accordance with Section 12.1(c) (unless in each case due to a breach of the representations and warranties set forth in Section 5.2(b), 5.3, 5.8 through 5.15, inclusive) and (ii) Seller shall not otherwise be entitled to terminate this Agreement pursuant to Section 12.1(d), then Seller shall promptly return the Deposit Shares and the Registration Rights Agreement to Buyer. Each party acknowledges and agrees, after taking into account the terms of this Agreement and all relevant circumstances at the date hereof, that the liquidated damages payable under this Section 4.5(a) represent a reasonable and genuine pre-estimate of the damages which would be suffered by Seller in the event of any such failure to close or any such termination and does not constitute a penalty.

              (b) Buyer acknowledges that no filing, notice or application is required to be made by Buyer under the HSR Act with respect to consummation of the transactions contemplated hereby and that any filing, notice or application made by Buyer, prior to Closing, under the HSR Act with respect to any other transaction shall be made at the sole risk of Buyer. Accordingly, if Buyer or any of its Affiliates shall have made any filing, notice or application under the HSR Act with respect to any other transaction that results in a review, a request for additional information or any extension of any waiting period required by the HSR Act with respect to any other transaction proposed to be entered into by Buyer or its Affiliates, the closing condition of Buyer set forth in Section 9.2 shall be deemed satisfied in all respects (notwithstanding any regulatory review, inquiry, restraint, prohibition or challenge of the transactions contemplated hereby that may arise out of any such filing, notice or application) on the 60th day following the date hereof.

                                   ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF SELLER

              As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Seller represents and warrants to Buyer and agrees as follows:

              5.1. ORGANIZATION OF SELLER. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller is duly qualified to transact business as a foreign corporation in each jurisdiction in which the ownership or leasing of the Purchased Assets or the conduct of the VNN Business requires such qualification. Seller has full power and authority to own or lease and to operate and use the Purchased Assets and to carry on the VNN Business as now conducted.

              5.2. AUTHORITY OF SELLER. (a) Seller has full power and authority to execute, deliver and perform this Agreement and all of the Seller Ancillary Agreements. The execution, delivery and performance of this Agreement and the Seller Ancillary Agreements by Seller have been duly authorized and approved by Seller's board of directors and do not require any further authorization or consent of Seller or its stockholder. This Agreement has been duly authorized, executed and delivered by Seller and is the legal, valid and binding obligation of Seller enforceable in accordance with its terms, and each of the Seller Ancillary Agreements has been duly authorized by Seller and upon execution and delivery by Seller will be a legal, valid and binding obligation of Seller enforceable in accordance with its terms.

              (b) Except as set forth in Schedule 5.2, neither the execution and delivery of this Agreement or any of the Seller Ancillary Agreements or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

              (i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any of the Purchased Assets, under (1) the Certificate of Incorporation or By-laws of Seller, (2) any other material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which Seller is a party or any of the Purchased Assets is subject or by which Seller is bound, (3) any Court Order to which Seller is a party or any of the Purchased Assets is subject or by which Seller is bound, or (4) any Requirements of Laws affecting Seller or the Purchased Assets; or

              (ii) require the approval, consent, authorization or act of, or the making by Seller of any declaration, filing or registration with, any Person.

              5.3. TAXES. Seller has, in respect of the VNN Business, filed all federal, state, county and local income, excise, withholding, property, sales, use, franchise and other tax returns which are required to have been filed by Seller under applicable law on or prior to the date of this Agreement and paid all taxes which have become due pursuant to such returns or pursuant to any assessment which has become payable. All monies required to be withheld by Seller from employees of the VNN Business for income taxes, social security and other payroll taxes have been collected or withheld, and either paid to the respective governmental agencies, set aside in accounts for such purpose, or accrued, reserved against and entered upon the books of Seller.

              5.4.  AVAILABILITY OF ASSETS.  Except as set forth in Schedule
5.4 and except for the Excluded Assets, the Purchased Assets are in good condition (subject to normal wear and tear) and serviceable condition and are suitable for the uses for which intended.

              5.5. GOVERNMENTAL PERMITS. Seller owns, holds or possesses all licenses, franchises, permits, privileges, immunities, approvals and other authorizations from a Governmental Body which are necessary to entitle it to own or lease, operate and use the Purchased Assets and to carry on and conduct the VNN

Business substantially as currently conducted (herein collectively called "Governmental Permits"), except for such Governmental Permits as to which the failure to so own, hold or possess would not have a material adverse effect on the Purchased Assets or the VNN Business.

              To the knowledge of Seller, Seller has (i) fulfilled and performed its obligations under the Governmental Permits in all material respects, and no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a material breach or default under any Governmental Permit or which permits or, after notice or lapse of time or both, would permit revocation or termination of any Governmental Permit, or which might adversely affect the rights of Seller under any Governmental Permit; and (ii) no notice of cancellation, of default or of any dispute concerning any Governmental Permit, or of any event, condition or state of facts described in the preceding clause, has been received by, or is known to Seller, which would have a material adverse effect on the Purchased Assets or the VNN Business.

              5.6. PERSONAL PROPERTY. Schedule 5.6 contains a list of equipment used by Seller in or relating to the VNN Business and which shall be transferred and sold to Buyer pursuant hereto.

              5.7. TITLE TO PURCHASED ASSETS. Seller has good and marketable title to all of the Purchased Assets, free and clear of all Encumbrances, except for Permitted Encumbrances. Upon delivery to Buyer on the Closing Date of the instruments of transfer contemplated by Section 4.4, Seller will thereby transfer to Buyer good and marketable title to the Purchased Assets, subject to no Encumbrances, except for Permitted Encumbrances.

              5.8. EMPLOYEE BENEFIT PLANS. With respect to any "Employee Benefit Plan" (as defined in Section 3(3) of Employee Retirement Income Security Act of 1974, as amended) or any other profit sharing, deferred compensation, bonus, stock option, or other compensation plan of Seller or any other plan or arrangement to benefit employees maintained or contributed to by Seller and in which any of the current or former employees of Seller participate or are eligible to participate (collectively the "Seller Plans" and each individually a "Seller Plan"), no payments will be required solely as a result of the transaction contemplated by this Agreement for which Buyer will bear any liability and no additional amounts will become payable thereunder upon a subsequent termination of employment by Buyer. No funding deficiency exists or has existed with respect to any Seller Plan covering any present or former employee of Seller which may cause or result in an Encumbrance upon any of the Purchased Assets.

              5.9. EMPLOYEE RELATIONS. Seller has complied in all material respects of the VNN Business with all applicable laws, rules and regulations which relate to prices, wages, hours, discrimination in employment and collective bargaining and to the operation of the VNN Business and is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. Seller is not a party to, and the VNN Business is not affected by or threatened with, any dispute or controversy with a union or with respect to unionization or collective bargaining involving the employees of the VNN Business. Neither Seller nor the VNN Business is materially affected by any dispute or controversy with a union or with respect to unionization or collective bargaining involving any supplier of the VNN Business.

              5.10. CONTRACTS. Except as set forth in Schedule 5.10 or any other Schedule hereto, Seller is not, with respect to the VNN Business, a party to or bound by:

              (i)   any contract for the purchase or sale of real property;

              (ii) any purchase order, agreement, contract for trade or barter or commitment obligating Seller to purchase or sell any products, publications or services;

              (iii) any guarantee of the obligations of customers, suppliers, officers, directors, employees, Affiliates or others;

              (iv)  any contract not made in the ordinary course; or

              (v) any other contract, agreement, commitment, understanding or instrument which individually is material to the VNN Business.

              5.11. STATUS OF CONTRACTS. Except as set forth in Schedule 5.11 or in any other Schedule hereto, each of the contracts and other agreements listed in Schedule 5.10 (collectively, the "Seller Agreements") constitutes a valid and binding obligation of Seller, and, to the knowledge of Seller, the other parties thereto and is in full force and effect and (except as set forth in Schedule 5.2) may be transferred to Buyer pursuant to this Agreement and will continue in full force and effect thereafter, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder and without the consent, approval or act of, or the making of any filing with, any other party. Seller is not in, or alleged to be in, breach or default under any of the Seller Agreements.

              5.12. NO VIOLATION, LITIGATION OR REGULATORY ACTION. Except as set forth in Schedule 5.12:

              (i) to the knowledge of Seller, the Purchased Assets and their uses comply in all material respects with all applicable Requirements of Laws and Court Orders and as to which the failure to do so would have a material adverse effect on the Purchased Assets or the VNN Business;

              (ii) to the knowledge of Seller, Seller has complied in all material respects with all Requirements of Laws and Court Orders which are applicable to the Purchased Assets or the VNN Business and as to which the failure to do so would have a material adverse effect on the Purchased Assets or the VNN Business;

              (iii) there are no lawsuits, claims, suits, proceedings or investigations pending or, to the knowledge of Seller, threatened against or affecting Seller in respect of the Purchased Assets or the VNN Business and there are no lawsuits, suits or proceedings pending in which Seller is the plaintiff or claimant and which relate to the Purchased Assets or the VNN Business; and

              (iv) there is no action, suit or proceeding pending or, to the knowledge of Seller, threatened which questions the legality or propriety of the transactions contemplated by this Agreement.

              5.13. SOFTWARE. Schedule 5.13 contains a list and description of all Software owned by or licensed to the Seller and which is material to the operation of the VNN Business, other than Software licensed to Seller that is available in consumer retail stores and subject to "shrink-wrap" license agreements.

              5.14. NO FINDER. Neither Seller nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

              5.15. FINANCIAL STATEMENTS. The Financial Statements (i) represent actual bona fide transactions, (ii) have been prepared from the books and records of Seller in conformity with generally accepted accounting principles applied on a basis consistent with preceding years throughout the periods involved, and (iii) accurately, completely, and fairly present Seller's financial position as of the respective dates thereof and its results of operations and cash flows/changes in financial position for the periods then ended. The statements of income included in the Financial Statements do not contain any items of special or nonrecurring income, and the balance sheets included in the Financial Statements do not reflect any write-up or revaluation increasing the book value of any Purchased Assets, nor have there been any transactions since the respective dates thereof giving rise to special or nonrecurring income or any such write-up or revaluation.


                                   ARTICLE VI

                    REPRESENTATIONS AND WARRANTIES OF BUYER

              As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents and warrants to Seller and agrees as follows:

              6.1. ORGANIZATION OF BUYER. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has full corporate power and authority to own or lease and to operate and use its properties and assets and to carry on its business as now conducted.

              6.2. AUTHORITY OF BUYER. Buyer has full power and authority to execute, deliver and perform this Agreement and all of the Buyer Ancillary Agreements. The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements by Buyer have been duly authorized and approved by Buyer's board of directors and do not require any further authorization or consent of Buyer or its stockholders. This Agreement has been duly authorized, executed and delivered by Buyer and is the legal, valid and binding agreement of Buyer enforceable in accordance with its terms, and each of the Buyer Ancillary Agreements has been duly authorized by Buyer and upon execution and delivery by Buyer will be a legal, valid and binding obligation of Buyer enforceable in accordance with its terms.

              Neither the execution and delivery of this Agreement or any of the Buyer Ancillary Agreements or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

              (i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under (1) the Certificate of Incorporation or By-laws of Buyer, (2) any material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which Buyer is a party or any of its properties is subject or by which Buyer is bound, (3) any Court Order to which Buyer is a party or by which it is bound or (4) any Requirements of Laws affecting Buyer; or

              (ii) require the approval, consent, authorization or act of, or the making by Buyer of any declaration, filing or registration with, any Person.

              6.3. NO FINDER. Neither Buyer nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

              6.4. REGULATORY MATTERS. Buyer has not executed any agreement nor has Buyer entered into any negotiations or discussion with any other Person with respect to any such agreement or currently contemplates entering into any other transaction prior to Closing that could result in any regulatory review of the transactions contemplated hereby and which could limit the ability of the parties hereto to consummate the transactions contemplated hereby.


                                  ARTICLE VII

                        ACTION PRIOR TO THE CLOSING DATE

              The respective parties hereto covenant and agree to take the following actions between the date hereof and the Closing Date:

              7.1. INVESTIGATION OF SELLER BY BUYER. Seller shall afford to the officers, employees and authorized representatives of Buyer (including, without limitation, independent public accountants and attorneys) reasonable access during normal business hours to the offices, properties and business and financial records (including computer files, retrieval programs and similar documentation) of Seller to the extent Buyer shall deem necessary or desirable and shall furnish to Buyer or its authorized representatives such additional information concerning the VNN Business as shall be reasonably requested, including all such information as shall be necessary to enable Buyer or its representatives to verify the accuracy of the representations and warranties contained in this Agreement, to verify that the covenants of Seller contained in this Agreement have been complied with and to determine whether the conditions set forth in Article IX have been satisfied; provided, however, Buyer agrees that the foregoing rights to investigation shall not include any rights in respect of the Customer List or other business or financial records by which the identity of the Persons set forth on the Customer List might reasonably be ascertained. Buyer agrees that such investigation shall be conducted in such a manner as not to interfere unreasonably with the operations of Seller. No investigation made by Buyer or its representatives hereunder shall affect the representations and warranties of Seller hereunder.

              7.2. PRESERVE ACCURACY OF REPRESENTATIONS AND WARRANTIES. Each of the parties hereto shall refrain from taking any action which would render any representation or warranty contained in Article V or VI of this Agreement inaccurate as of the Closing Date. Each party shall promptly notify the other of any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement. Seller shall promptly notify Buyer of any lawsuit, claim, proceeding or investigation that may be threatened, brought, asserted or commenced against Seller which would have been listed in Schedule 5.12 if such lawsuit, claim, proceeding or investigation had arisen prior to the date hereof.

              7.3. OPERATIONS PRIOR TO THE CLOSING DATE. Seller shall operate and carry on the VNN Business only in the ordinary course and substantially as presently operated. Consistent with the foregoing, Seller shall keep and maintain the Purchased Assets in good operating condition and repair and shall use commercially reasonable efforts to preserve the goodwill of the suppliers, contractors, licensors, employees, customers, distributors and others having business relations with the VNN Business.

              7.4. NOTIFICATION BY SELLER OF CERTAIN MATTERS. During the period prior to the Closing Date, Seller will promptly advise Buyer in writing of (i) any material adverse change in the condition of the Purchased Assets or the VNN Business and (ii) any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement.

              7.5.  FINANCIAL STATEMENTS.

              (a) Seller shall prepare, or cause the preparation of, in accordance with generally accepted accounting principles ("GAAP") and Regulation S-X under the Securities Act, and deliver to Buyer on or before September 30, 1997, (i) an audited balance sheet for the Purchased Assets and the VNN Business (an "Acquired Business Balance Sheet") as of December 31, 1996, an audited statement of operations for the Purchased Assets and the VNN Business (an "Acquired Business Statement of Operations") for the year ended December 31, 1996 and an audited statement of cash flows for the Purchased Assets and the VNN Business (the "Acquired Business Statement of Cash Flows") for the year ended December 31, 1996 together with the manually signed accountants' report of Price Waterhouse covering such financial statements, and (ii) an unaudited Acquired Business Balance Sheet as of June 30, 1997, an unaudited Acquired Business Statement of Operations for the six month periods ended June 30, 1997 and 1996 and unaudited Acquired Business Statement of Cash Flows for the six month periods ended June 30, 1997 and 1996. The financial statements required to be delivered by Seller pursuant to this
Section 7.5(a) are the "Financial Statements".

              (b) Seller shall use commercially reasonable efforts to prepare or cause the preparation of, in accordance with GAAP, and deliver to Buyer within 30 days following the Closing, such additional audited and unaudited Acquired Business Balance Sheets, Acquired Business Statements of Operations and Acquired Business Statements of Cash Flows as may be required to enable Buyer to complete and file its Form 8-K under the Exchange Act relating to the transactions contemplated by this Agreement, together with, in the case of any audited Acquired Business Balance Sheet, Acquired Business Statements of Operations and Acquired Business Statements of Cash Flows, the manually signed accountants' report of Price Waterhouse covering such audited financial statements.

              (c) Seller shall use commercially reasonable efforts to cause Price Waterhouse to execute and deliver to Buyer such consents as Buyer may request relating to the inclusion of the reports of Price Waterhouse in any filing made by Buyer under the Securities Act or the Exchange Act. Seller shall also use commercially reasonable efforts to cause Price Waterhouse to deliver to Buyer, Buyer's board of directors and any investment bank retained by Buyer in connection with any financing engaged in relating to the transactions contemplated by this Agreement one or more comfort letters in such form and covering such items as are customary in transactions of this nature.

              (d) The costs and expenses of Price Waterhouse relating to professional services delivered pursuant to Sections 7.5(a), (b) and (c) shall be borne by Buyer.


                                  ARTICLE VIII

                             ADDITIONAL AGREEMENTS

              8.1. TAXES. (a) Seller shall be liable for and shall pay all Taxes (whether assessed or unassessed) applicable to the Purchased Assets, attributable to periods (or portions thereof) ending on or prior to the Closing Date. Buyer shall be liable for and shall pay all Taxes (whether assessed or unassessed) applicable to the Purchased Assets, attributable to periods (or portions thereof) beginning after the Closing Date. For purposes of this paragraph (a), any period beginning before and ending after the Closing Date shall be treated as two partial periods, one ending on the Closing Date and the other beginning after the Closing Date except that Taxes (such as property Taxes) imposed on a periodic basis shall be allocated on a daily basis.

              (b) Notwithstanding Section 8.1(a), any sales Tax, use Tax, real property transfer or gains Tax, documentary stamp Tax or similar Tax attributable to the sale or transfer of the Purchased Assets shall be paid by Buyer.

              (c) Seller or Buyer, as the case may be, shall provide reimbursement for any Tax paid by one party all or a portion of which is the responsibility of the other party in accordance with the terms of this Section
8.1. Within a reasonable time prior to the payment of any said Tax, the party paying such Tax shall give notice to the other party of the Tax payable and the portion which is the liability of each party, although failure to do so will not relieve the other party from its liability hereunder.

              8.2. DISCHARGE OF VNN BUSINESS LIABILITIES. Seller covenants and agrees that it will pay and discharge, and hold Buyer harmless from, each and every liability and obligation of Seller in respect of the VNN Business or the Purchased Assets arising from events occurring on or prior to the Closing Date, excepting only those liabilities and obligations expressly assumed by Buyer at the Closing pursuant to instruments of assumption delivered to Seller at the Closing, it being understood and agreed that Buyer is assuming no liabilities or obligations of Seller other than liabilities and obligations so expressly assumed by Buyer.

              8.3. VNN BUSINESS EMPLOYEES. (a) On or before the Closing Date, Buyer agrees to interview for employment with Buyer each of the Persons set forth on Seller's employee payroll on the date hereof. Any employee hired by Buyer shall be terminated by Seller and all payments due under any employee benefit plan shall be either paid in full by Seller to such employee or paid by Seller as specified by such employee.

              (b) No provision of this Section 8.3 shall create any third-party beneficiary rights in any employee or former employee (including any beneficiary or dependent thereof) of Seller, any of its Affiliates, Buyer or any Affiliates of Buyer in respect of continued employment (or resumed employment) for any specified period of any nature or kind whatsoever, and no provision of this Section 8.3 shall create such third-party beneficiary rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement, including Buyer's and Seller's currently existing employee benefit plans.

              8.4. [INTENTIONALLY RESERVED]

              8.5. CONTRACT CANCELLATIONS AND EXPIRATIONS. Buyer has informed Seller that Buyer intends to make public disclosure, promptly following the execution and delivery of this Agreement, of the entry into this Agreement and of the nature of the transactions contemplated hereby. Buyer hereby acknowledges that the public announcement or other disclosure of the transactions contemplated by this Agreement may cause certain suppliers or customers of the VNN Business to elect, prior to the Closing Date, to cancel, terminate, not renew, request modification of or alter payment patterns with respect to certain Seller Agreements to which they are party, and Buyer hereby acknowledges and agrees that any and all such cancellations, terminations, nonrenewals, requests or alterations shall not in any way relieve Buyer of its obligation to close the acquisition of the Purchased Assets and perform its obligations hereunder nor shall the existence or occurrence of any such cancellation, termination, nonrenewal, request or alteration (or notice or threat to cancel, terminate, not renew, request or alter) and any result or effect on Seller, Buyer, the Purchased Assets or the VNN Business resulting therefrom constitute or be deemed to constitute in any respect (i) a material adverse effect on, or change in, the VNN Business, (ii) a breach by Seller of any of its representations and warranties contained in Article V hereof or otherwise or (iii) a breach by Seller of any of its covenants and obligations under Article VII hereof or otherwise and that, in any event, all such loss or risk of any such cancellation, termination, nonrenewal, request or alteration shall be assumed by Buyer; provided, however, this Section 8.5 shall not relieve Seller of its obligation under Section 7.3 to use commercially reasonable efforts to preserve the goodwill of the suppliers, contractors, licensors, employees, customers, distributors and others having business relations with the VNN Business; provided, further, that under no circumstances shall commercially reasonable efforts require Seller to make any payment, special concession or other contractual modification with respect to the aforementioned.


                                   ARTICLE IX

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

              The obligations of Buyer under this Agreement shall, at the option of Buyer, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

              9.1. NO MISREPRESENTATION OR BREACH OF COVENANTS AND WARRANTIES. There shall have been no material breach by Seller in the performance of any of its covenants and agreements herein; each of the representations and warranties of Seller contained or referred to herein shall be materially true and correct on the Closing Date as though made on the Closing Date, except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Buyer and there shall have been delivered to Buyer a certificate to such effect, dated the Closing Date, signed on behalf of Seller by the President and Chief Executive Officer of Seller.

              9.2. NO RESTRAINT OR LITIGATION. No action, suit or proceeding by any Governmental Body shall have been instituted or threatened to restrain, prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby other than any such action, suit or proceeding contemplated by Section 4.5(b).


                                   ARTICLE X

                 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

              The obligations of Seller under this Agreement shall, at the option of Seller, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

              10.1. NO MISREPRESENTATION OR BREACH OF COVENANTS AND WARRANTIES. There shall have been no material breach by Buyer in the performance of any of its covenants and agreements herein; each of the representations and warranties of Buyer contained or referred to in this Agreement shall be materially true and correct on the Closing Date as though made on the Closing Date, except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Seller or any transaction contemplated by this Agreement; and there shall have been delivered to Seller a certificate to such effect, dated the Closing Date and signed on behalf of Buyer by the President or any Vice President of Buyer.

              10.2. NO RESTRAINT OR LITIGATION. No action, suit or proceeding by any Governmental Body shall have been instituted or threatened to restrain, prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby.

                                   ARTICLE XI

                                INDEMNIFICATION

              11.1. INDEMNIFICATION BY SELLER. (a) Seller agrees to indemnify and hold harmless each Buyer Group Member from and against any and all Loss and Expense incurred by such Buyer Group Member in connection with or arising from:

              (i) any breach by Seller of any of its covenants in this Agreement or in any Seller Ancillary Agreement;

              (ii) any failure of Seller to perform any of its obligations in this Agreement or in any Seller Ancillary Agreement;

              (iii) any breach of any warranty or the inaccuracy of any representation of Seller contained or referred to in this Agreement or any certificate delivered by or on behalf of Seller pursuant hereto; or

              (iv)  the failure of Seller to perform any Excluded Liability;

provided, however, that Seller shall be required to indemnify and hold harmless under this Section 11.1 with respect to Loss and Expense incurred by Buyer Group Members only to the extent that the aggregate amount of such Loss and Expense exceeds $675,000; and provided, further, that the aggregate amount required to be paid by Seller pursuant to this Section 11.1 shall not exceed $4,500,000.

              (b) The indemnification provided for in this Section 11.1 shall terminate six months after the Closing Date (and no claims shall be made by any Buyer Group Member under this Section 11.1 thereafter), except that the indemnification by Seller shall continue as to:

              (i) the obligations of Seller under the Instrument of Assignment, as to which no time limitation shall apply;

              (ii) the representation and warranty set forth in Section 5.7 and the covenants of Seller set forth in Sections 3.2, 8.1, 8.2, 13.2 and 13.12, as to each of which the applicable statute of limitations shall apply; and

              (iii) any Loss or Expense of which any Buyer Group Member has notified Seller in accordance with the requirements of Section 11.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 11.1, as to which the obligation of Seller shall continue until the liability of Seller shall have been determined pursuant to this Article XI, and Seller shall have reimbursed all Buyer Group Members for the full amount of such Loss and Expense in accordance with this Article XI.

              11.2. INDEMNIFICATION BY BUYER. (a) Buyer agrees to indemnify and hold harmless each Seller Group Member from and against any and all Loss and Expense incurred by such Seller Group Member in connection with or arising from:

              (i) any breach by Buyer of any of its covenants or agreements in this Agreement or in any Buyer Ancillary Agreement;

              (ii) any failure by Buyer to perform any of its obligations in this Agreement or in any Buyer Ancillary Agreement; or

              (iii) any breach of any warranty or the inaccuracy of any representation of Buyer contained or referred to in this Agreement or in any certificate delivered by or on behalf of Buyer pursuant hereto;

provided, however, that Buyer shall be required to indemnify and hold harmless under this Section 11.2 with respect to Loss and Expense incurred by Seller Group Members only to the extent that the aggregate amount of such Loss and Expense exceeds $675,000; and provided, further, that the aggregate amount required to be paid by Buyer pursuant to this Section 11.2 shall not exceed $4,500,000.

              (b) The indemnification provided for in this Section 11.2 shall terminate six months after the Closing Date (and no claims shall be made by Seller under this Section 11.2 thereafter), except that the indemnification by Buyer shall continue as to:

              (i) the covenants of Buyer set forth in Sections 3.2, 8.1, 13.2 and 13.12, as to each of which the applicable statute of limitation shall apply; and

              (ii) any Loss or Expense of which Seller has notified Buyer in accordance with the requirements of Section 11.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 11.2, as to which the obligation of Buyer shall continue until the liability of Buyer shall have been determined pursuant to this Article XI, and Buyer shall have reimbursed all Seller Group Members for the full amount of such Loss and Expense in accordance with this Article XI.

              11.3. NOTICE OF CLAIMS. (a) Any Buyer Group Member or Seller Group Member (the "Indemnified Party") seeking indemnification hereunder shall give to the party obligated to provide indemnification to such Indemnified Party (the "Indemnitor") a notice (a "Claim Notice") describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided, that a Claim Notice in respect of any action at law or suit in equity by or against a third Person as to which indemnification will be sought shall be given promptly after the action or suit is commenced; provided, further that failure to give such notice shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been prejudiced by such failure.

              (b) After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled under this Article XI shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. The Indemnified Party shall have the burden of proof in establishing the amount of Loss and Expense suffered by it.

              11.4. THIRD PERSON CLAIMS. (a) Subject to Section 11.4(b), the Indemnified Party shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any third Person claim, action or suit against such Indemnified Party as to which indemnification will be sought by any Indemnified Party from any Indemnitor hereunder, and in any such case the Indemnitor shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnified Party in connection therewith; provided, that the Indemnitor may participate, through counsel chosen by it and at its own expense, in the defense of any such claim, action or suit as to which the Indemnified Party has so elected to conduct and control the defense thereof; and provided, further, that the Indemnified Party shall not, without the written consent of the Indemnitor (which written consent shall not be unreasonably withheld), pay, compromise or settle any such claim, action or suit, except that no such consent shall be required if, following a written request from the Indemnified Party, the Indemnitor shall fail, within 14 days after the making of such request, to acknowledge and agree in writing that, if such claim, action or suit shall be adversely determined, such Indemnitor has an obligation to provide indemnification hereunder to such Indemnified Party. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay, settle or compromise any such claim, action or suit without such consent, provided that in such event the Indemnified Party shall waive any right to indemnity therefor hereunder unless such consent is unreasonably withheld.

              (b) If any third Person claim, action or suit against any Indemnified Party is solely for money damages or, where Seller is the Indemnitor, will have no continuing effect in any material respect on the VNN Business or the Purchased Assets, then the Indemnitor shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any such third Person claim, action or suit against such Indemnified Party as to which indemnification will be sought by any Indemnified Party from any Indemnitor hereunder if the Indemnitor has acknowledged and agreed in writing that, if the same is adversely determined, the Indemnitor has an obligation to provide indemnification to the Indemnified Party in respect thereof, and in any such case the Indemnified Party shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnitor in connection therewith; provided, that the Indemnified Party may participate, through counsel chosen by it and at its own expense, in the defense of any such claim, action or suit as to which the Indemnitor has so elected to conduct and control the defense thereof. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay, settle or compromise any such claim, action or suit, provided that in such event the Indemnified Party shall waive any right to indemnity therefor hereunder unless the Indemnified Party shall have sought the consent of the Indemnitor to such payment, settlement or compromise and such consent was unreasonably withheld, in which event no claim for indemnity therefor hereunder shall be waived.


                                  ARTICLE XII

                                  TERMINATION

              12.1. TERMINATION. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:

              (a)  by the mutual consent of Buyer and Seller;

              (b) by Seller if the Closing shall not have occurred on or before the 60th calendar day;

              (c) by Buyer in the event of any material breach by Seller of any of Seller's agreements, representations or warranties contained herein; or

              (d) by Seller in the event of any material breach by Buyer of any of Buyer's agreements, representations or warranties contained herein.

              12.2. NOTICE OF TERMINATION. Any party desiring to terminate this Agreement pursuant to Section 12.1 shall give written notice of such termination to the other party to this Agreement.

              12.3. EFFECT OF TERMINATION. In the event that this Agreement shall be terminated pursuant to this Article XII, all further obligations of the parties under this Agreement (other than Sections 4.5, 13.2 and 13.9) shall be terminated without further liability of any party to the other, provided that nothing herein shall relieve Seller from liability for its willful breach of this Agreement.


                                  ARTICLE XIII

                               GENERAL PROVISIONS

              13.1. SURVIVAL OF OBLIGATIONS. All representations, warranties, covenants and obligations contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement; provided, however, that, except as otherwise provided in Article XI, the representations and warranties contained in Articles V and VI shall terminate on the six month anniversary of the Closing Date. Except as otherwise provided herein, no claim shall be made for the breach of any representation or warranty contained in
Article V or VI after the date on which such representations and warranties terminate as set forth in this Section.

              13.2. CONFIDENTIAL NATURE OF INFORMATION. Each party agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding the other party during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents, and, in the event the transactions contemplated hereby shall not be consummated, each party will return to the other party all copies of documents and materials which have been furnished in connection therewith. Such documents, materials and information shall not be communicated to any third Person (other than, in the case of Buyer, to its counsel, accountants, financial advisors or lenders, and in the case of Seller, to its counsel, accountants or financial advisors). No other party shall use any confidential information in any manner whatsoever except solely for the purpose of evaluating the proposed purchase and sale of the Purchased

Assets; provided, however, that after the Closing Buyer may use or disclose any confidential information included in the Purchased Assets or otherwise related to the VNN Business or the Purchased Assets, provided, further, that Buyer shall not use or disclose any such confidential information that Buyer knows would adversely effect any relationship of Seller with any of its customers. The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information which (i) is or becomes available to such party from a source other than such party, (ii) is or becomes available to the public other than as a result of disclosure by such party or its agents, (iii) is required to be disclosed under applicable law or judicial process, but only to the extent it must be disclosed, or (iv) such party reasonably deems necessary to disclose to obtain any consents or approvals contemplated hereby.

              13.3. NO PUBLIC ANNOUNCEMENT. Neither Buyer nor Seller shall, without the approval of the other, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law or the rules of any stock exchange, in which case the other party shall be advised and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued; provided that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with the accounting, Securities and Exchange Commission and NASDAQ National Market disclosure obligations.

              13.4. NOTICES. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally or when sent by registered or certified mail or by private courier addressed as follows:

              If to Buyer, to:

              IT Network, Inc.
              5601 Executive Drive
              Irving, Texas 75038
              Attention:  Dan Maitland
              Fax:  972/518-2855
              with a copy to:

              Source Media, Inc.
              Suite 1000
              8140 Walnut Hill Lane
              Dallas, Texas 75231
              Attention:  Maryann Walsh
              Fax:  214/890-9099

              If to Seller, to:

              Tribune Media Services, Inc.
              435 N. Michigan Avenue
              Chicago, Illinois  60611
              Attention:  President and Chief Executive Officer
              Tel:  312/222-4444
              Fax:  312/222-8620

              With a copy to:

              Tribune Company
              435 North Michigan Avenue
              Chicago, Illinois  60611
              Attention:  General Counsel
              Tel:  312/222-2491
              Fax:  312/222-4206

              and

              Sidley & Austin
              One First National Plaza
              Chicago, Illinois  60603
              Attention:  Larry A. Barden
              Tel:  312/853-7785
              Fax:  312/853-7036

or to such other address as such party may indicate by a notice delivered to the other party hereto.

              13.5. SUCCESSORS AND ASSIGNS. (a) Following the Closing, either party may assign any of its rights hereunder, but no such assignment shall relieve it of its obligations hereunder.

              (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this Section 13.5 any right, remedy or claim under or by reason of this Agreement.

              13.6. ENTIRE AGREEMENT; AMENDMENTS. This Agreement and the Exhibits and Schedules referred to herein and the documents delivered pursuant hereto contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings or letters of intent between or among any of the parties hereto. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

              13.7. INTERPRETATION. Article titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

              13.8. WAIVERS. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

              13.9. EXPENSES. Each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants.

              13.10. PARTIAL INVALIDITY. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

              13.11. EXECUTION IN COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of Seller and Buyer.

              13.12. FURTHER ASSURANCES. From time to time following the Closing, Seller shall execute and deliver, or cause to be executed and delivered, to Buyer such other instruments of conveyance and transfer as Buyer may reasonably request or as may be otherwise reasonably necessary to more effectively convey and transfer to, and vest in, Buyer and put Buyer in possession of, any part of the Purchased Assets, and, in the case of licenses, certificates, approvals, authorizations, agreements, contracts, leases, easements and other commitments included in the Purchased Assets which cannot be transferred or assigned effectively without the consent of third parties which consent has not been obtained prior to the Closing, to cooperate with Buyer at its request in endeavoring to obtain such consent promptly. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any license, certificate, approval, authorization, agreement, contract, lease, easement or other commitment included in the

Purchased Assets if an attempted assignment thereof without the consent of a third party thereto would constitute a breach thereof.

              13.13. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of Illinois.

              IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.


                                           IT NETWORK, INC.



                                           By:  /s/ WILLIAM S. BEDFORD
                                              ______________________________
                                              Name:  William S. Bedford
                                              Title: Chief Operating Officer



                                           SOURCE MEDIA, INC.



                                           By:  /s/ TIMOTHY P. PETERS
                                              ______________________________
                                              Name:  Timothy P. Peters
                                              Title: Chairman and CEO



                                           VOICE NEWS NETWORK, INC.



                                           By:  /s/  DAVID WILLIAMS
                                              ______________________________
                                              Name:  David Williams
                                              Title: President